EXHIBIT 10.1

AVID TECHNOLOGY, INC.

Avid Technology Park

One Park West

Tewksbury, MA 01876

AMENDED AND RESTATED 2007 EMPLOYEE BONUS PLAN

On April 16, 2007, the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”) adopted this Amended and Restated 2007 Employee Bonus Plan (the “Plan”).

PURPOSE OF THE PLAN

The purpose of this Plan is: (1) to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate talented employees and (2) to reward employees for helping the Company to achieve certain financial goals for 2007, as well as for individual performance and contributions. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

ADMINISTRATION

The Plan is administered by the Board. The Board has the exclusive right to administer, interpret and decide any and all matters arising under or in connection with the Plan including, without limitation, the right to modify, amend, revoke or suspend the Plan at any time in its sole discretion. All decisions by the Board are made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan. No director or person acting pursuant to the authority delegated by the Board will be liable for any action or determination relating to or under the Plan made in good faith.

To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company such powers under the Plan as the Board may determine in its discretion, provided that the Board shall determine the bonus payout for each executive officer of the Company.

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”). All references in the Plan to the “Board” mean the Board or a Committee of the Board or the executive officer referred to in the immediately preceding paragraph to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

ELIGIBILITY

All Company employees (other than temporary employees, employees hired after September 30, 2007, and employees who are covered by a sales compensation or commission-based plan) are eligible to participate in the Plan, including all of the Company’s executive officers. Eligible employees must be employed by the Company at the time awards are paid out under the Plan in order to receive an award, if any. Each eligible employee is deemed a “Participant” in the Plan.

BONUS PAYOUTS

For purposes of the Plan, all Participants are grouped into one of four business units: Corporate, Audio, Consumer or Video. All executive officers of the Company are included in the Corporate business unit.

A Participant’s bonus payout under the Plan is based on three factors:

(1) Target Award. The Target Award for a Participant is an amount between 5% and 140% of the Participant’s base salary, based on various factors (as determined by the Board for all executive officers, and by management for all other Participants), including the Participant’s role within the Company. The Target Award for a business unit is the sum of the Target Awards for all Participants in that business unit.

(2) Business Unit Performance. The Business Unit Performance component of a Participant’s bonus payout is an objective measurement of a business unit’s financial results based on operating profit.

•	For executive officers of the Company and all other Participants in the Corporate business unit, 100% of the Business Unit Performance component is based on the results of the Company as a whole;
•

For vice presidents in the Audio, Consumer and Video business units, 75% of the Business Unit Performance component is based on the results of their respective business units and the remaining 25% is based on the results of the Company as a whole; and

•

For all Participants below the vice president level in the Audio, Consumer and Video business units, 100% of the Business Unit Performance component is based on the results of their respective business units.

(3) Individual Performance. Based on the subjective evaluation (by the Board for all executive officers, and by management for all other Participants) of the Participant’s overall performance and contributions to the Company, an Individual Performance multiplier ranging from 0 to 1.2 is applied to the Participant’s Target Award in order to determine the Participant’s bonus payout. Accordingly, the Individual Performance component may increase a Participant’s bonus payout by as much as 20% of the Participant’s Target Award or, in other circumstances, reduce the award to zero.

PLAN GOALS AND MEASUREMENT

In order for Participants in the Audio, Consumer or Video business units to receive a bonus, their respective business units must achieve a minimum level of operating profit established by the Board (“Minimum Operating Profit”). Thereafter, Participants in that business unit become eligible to receive up to 100% of their Target Awards if their respective business units earn a target level of operating profit established by the Board (“Target Operating Profit”).

In order for non-executive Participants in the Corporate business unit to receive a bonus, at least one of the other three business units must attain its Minimum Operating Profit. Thereafter, non-executive Participants in the Corporate business unit become eligible to receive a bonus payout based on a weighted-average of the bonus payouts earned by the other three business units.

In order for executive officer Participants to receive a bonus, the Company as a whole must achieve its Minimum Operating Profit, which is the sum of the Minimum Operating Profit amounts for the Audio, Consumer and Video business units. Thereafter, executive officer Participants become eligible to receive a bonus payout based on the same weighted-average formula used for non-executive Participants in the Corporate business unit.

No business unit may receive a bonus payout in excess of 100% of its Target Award unless the Company as a whole achieves its Minimum Operating Profit. Thereafter, any business unit that exceeds its Target Operating Profit is eligible to receive an over-achievement payout equal to 30% of the excess operating profit earned by such business unit. A portion of such over-achievement payout will also be allocated to the Corporate business unit (based on a weighted-average formula).

No business unit may receive a bonus payout in excess of 150% of its Target Award without further approval from the Board.

PRO-RATED BONUS PAYOUTS

Bonus payouts may be pro-rated under the following circumstances:

1.

Any salary change occurring during the year will be automatically pro-rated, as bonus payouts are calculated on the actual base salary paid during 2007. For purposes of the Plan, actual base salary includes regular wages, vacation, sick time and holiday time, but not leave of absence pay, overtime, shift differential or other premium pay.

2.

If a Participant is hired after January 1, 2007, the Participant’s bonus payout will be pro-rated to include only that portion of the year for which the Participant was employed by the Company. For example, if the Participant is hired on July 1, 2007, the Participant’s bonus payout will be based on a half year’s base salary.

3.	If a Participant transfers between business units during the year, the Participant’s bonus payout will be adjusted to account for the portion of the year spent in each business unit.
4.	If an individual in a temporary position becomes an employee, the Participant’s bonus payout will be calculated on the actual base salary paid after he or she becomes an employee.
5.

If a Participant is promoted after January 1, 2007 to a position with a higher Target Award, the Participant’s bonus payout will be adjusted to account for the portion of the year spent at each position.

6.

If a Participant is on an approved leave of absence for part of the year, the Participant’s bonus payout will be calculated based on the actual base salary paid during the year. Employees who are on an approved leave of absence on the bonus payout date will be considered to be employed for purposes of the Plan.

7.

If a Participant becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Participant’s bonus payout will be calculated on the actual base salary paid while on the Company payroll as an employee.

8.	For employees that are hired during the year as a result of an acquisition, initial eligibility for participation in the Plan will be determined on a deal-by-deal basis.

TIMING OF PLAN PAYOUT

Bonus Payouts, if any, are expected to be determined and paid in the first quarter of 2008 after the Company’s financial results for fiscal year 2007 are publicly announced.

MISCELLANEOUS

Nothing in this Plan will be construed as creating an employment relationship between any Participant and the Company, nor is the Plan intended to be a guarantee of any kind of compensation or any other binding commitment of the Company. The Company may modify bonus payouts or establish separate procedures for Participants who are foreign nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters. The provisions of this Plan and all awards made hereunder shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the rules governing conflicts of law.

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